Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-145176 and No. 333-197858) of inTEST Corporation of our reports dated August 1, 2017, with respect to Ambrell Corporation and Subsidiaries consolidated financial statements as of and for the years ended December 31, 2016 and 2015 and the Ambrell Corporation and Subsidiaries consolidated financial statements as of March 31, 2017 and for the three-month periods ended March 31, 2017 and 2016, which appear in this Current Report on Form 8-K/A of inTEST Corporation.

/s/ Bonadio & Co., LLP

Rochester, New York

August 10, 2017